Exhibit 99.1

Company Contact:	Investor Relations Contact:

Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES SIGNING OF DEFINITIVE

AGREEMENT WHICH SETTLES LITIGATION WITH SAMSUNG

San Jose, Calif., January 27, 2005 – Tessera Technologies, Inc. (Nasdaq:TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced that it has signed a definitive Settlement Agreement and Restated License Agreement with Samsung Electronics. These agreements formalize the Memorandum of Understanding executed between the two companies on November 16, 2004. The two new agreements result in the dismissal of all claims and counterclaims between Tessera and Samsung and ends litigation between the companies.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004, include more information about factors that could affect the company’s financial results.

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